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                                                                   EXHIBIT 10.67

                           CONFIDENTIALITY AGREEMENT


This Confidentiality Agreement ("Agreement") is made this ___ day of September, 1994 between Big O Tires, Inc., a Nevada corporation, having an address at 11755 East Peakview Avenue, Englewood, Colorado 80111 ("Big O" or "Company") and Kenneth W. Pavia, Sr., individually and as the sole general partner of Balboa Investment Group, L.P., a California Limited Partnership having an address at 1101 East Balboa Boulevard, Newport Beach, California 92661-1313, (collectively referred to as "Balboa").

                                    RECITALS

     A. Big O's Board of Directors formed an investment committee ("Investment Committee") comprised of the six independent directors to work with the Company's investment banker, PaineWebber, Incorporated ("PaineWebber") to explore all alternatives for enhancing the values of the Company.

     B. Big O's Board of Directors unanimously agreed to invite Balboa as a participant with the Investment Committee. Balboa has agreed to accept such offer.

     C. Big O desires that Balboa not disclose certain nonpublic information pertaining to the Company that Big O may provide or which PaineWebber may provide to Balboa.

     NOW, THEREFORE, in consideration of Big O or PaineWebber disclosing certain nonpublic information to Balboa, the receipt and adequacy of which consideration is hereby acknowledged, Balboa agrees as follows:

1. Balboa acknowledges that all information, including, without limitation, information pertaining to any discussions, negotiations and transactions with third parties involving any acquisition, sale, merger or combination of Big O, that Big O, PaineWebber and/or members or participants of the Investment Committee may disclose to Balboa is confidential and proprietary nonpublic information of Big O and, without the prior written consent of Big O, Balboa agrees that it will not disclose such nonpublic information directly or indirectly to any person or entity. Notwithstanding the foregoing, Balboa may disclose such confidential and proprietary nonpublic information to its representatives provided such Balboa representatives sign a confidentiality agreement in the form of this Confidentiality Agreement.

2. Balboa hereby acknowledges that it is aware (and that Balboa shall inform any Balboa representative to whom it furnishes any of the information) that the securities laws prohibit any person who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company and from communicating any such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell any such securities or is likely to influence the purchase or sell of any such securities.

3. Balboa agrees that all of the nonpublic information provided to Balboa by Big O as described in paragraphs 1 and 2 hereof shall be deemed to be confidential and proprietary nonpublic information of Big O, unless otherwise designated by Big O. All such written Big O nonpublic information provided to Balboa shall be immediately returned to Big O upon termination of this Agreement and Balboa shall not keep any copies thereof. Balboa acknowledges that any disclosure of such Big O nonpublic information in breach of this Agreement will cause Big O

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     irreparable harm, for which an adequate remedy at law shall not exist and, that upon breach of this Agreement by Balboa, Big O may seek and receive an immediate injunction, restraining order or preliminary injunction against Balboa to further prevent the breach of this Agreement, in addition to any other remedy to which Big O would be entitled as a result of the breach of this Agreement by Balboa. Provided Balboa has been found by a court of competent jurisdiction to have breached this Agreement, Big O shall be entitled to an award of its reasonable costs and attorney fees incurred in enforcing this Agreement.

4. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not restrict Balboa's disclosure or use of any of the information which (a) is or becomes generally available to or known by the public (other than as a result of any disclosure by Balboa or Balboa's representatives), (b) was or becomes available to Balboa on a non-confidential basis from a source (other than the Company or any of its subsidiaries or any of their respective officers, directors, employees, agents, including PaineWebber, affiliates or associates or any of their respective representatives) which source is entitled to disclose such information to Balboa on a non-confidential basis, or (c) has been independently acquired or developed by Balboa without violating any of Balboa's obligations under this Agreement.

     If Balboa becomes legally compelled by subpoena or other legal process to disclose any of the information (or if any person to whom Balboa has, or any of Balboa's representatives have, furnished any of the information becomes so compelled), Balboa will provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy. If such a protective order or other remedy is not obtained, or the Company waives compliance with the provisions of this Agreement, Balboa (or Balboa's representative, as applicable) shall disclose only that portion of the information which is legally required to be disclosed and will exercise reasonable efforts to obtain assurances that the information disclosed will be treated confidentially.

     Notwithstanding anything contained in this Agreement to the contrary, Balboa may disclose any information that it is required to disclose in order that Balboa not commit a violation of law.

5. Big O hereby agrees to reimburse Balboa for all reasonable out of pocket expenses incurred by Balboa in attending the Investment Committee meetings. Such reimbursements will be paid within ten (10) business days of the date Big O receives Balboa's expense voucher and expense receipts.

6. The provisions of this Agreement shall terminate as to Balboa on the earlier of (i) mutual agreement of the parties; (ii) six months from the date PaineWebber's assignment to explore alternatives to enhance the values of the Company is terminated; or; (iii) in the event that the nonpublic information covered by this Agreement becomes publicly available other than through disclosure by Balboa in breach of this Agreement.

7. This Agreement shall be governed by and interpreted under the laws of the state of Colorado.

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     This Agreement is executed as of the date and year first above written, and may be executed in counterparts.

                              BIG O TIRES, INC.,
                              a Nevada corporation


                              By:           John E. Siipola
                                 ---------------------------------------
                                        /s/ John E. Siipola
                                 ---------------------------------------
                                        John E. Siipola, Chairman

ATTEST:

/s/ Philip J. Teigen
----------------------------
Philip J. Teigen, Secretary

(S E A L)

                              Individually,


                              By:   /s/ Kenneth W. Pavia, Sr.
                                  --------------------------------------
                                    Kenneth W. Pavia, Sr., individually


                                    Balboa Investments Group, L.P.


                                    By:  /s/ Kenneth W. Pavia, Sr. G.P.
                                        ----------------------------------------
                                         Kenneth W. Pavia, Sr., general partner


                                         /s/ Scott R. Haber
                                         ---------------------------------------
                                         Legal Counsel



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